Exhibit 10.2

                   DIRECT INSITE ANNOUNCES $2M INVESTMENT BY
                         METROPOLITAN VENTURE PARTNERS

  Peter Yunich, MetVP Managing Partner, Joins Direct Insite Board of Directors


FOR RELEASE (Oct 10, 2002):

     Bohemia, N.Y. - October 10, 2002 --Direct Insite Corp. (NASDAQ: DIRI) announced today that Metropolitan Venture Partners (MetVP), a private equity firm that invests in technology-based businesses, has agreed to be the sole investor in a private placement of $2 Million in the form of convertible Series A Preferred shares.

     Warren Wright, CEO of Direct Insite said, "MetVP's strategy of investing in high growth technology-based businesses, backing teams with the ambition to build enduring companies that address global markets exactly matches our position in the market place and the Company's strategic direction. As a seasoned institutional investor with a clear understanding of the importance to rapidly increasing shareholder value, we look forward to working with MetVP in achieving our common goals".

     Jim Cannavino, chairman of the board of directors, said, "We welcome MetVP to our community of investors and are particularly excited to have Peter Yunich, MetVP Managing Partner, join the Direct Insite Board of Directors. Peter brings an excellent understanding of information technology, and of the challenges with deploying business solutions to global markets." Mr. Cannavino added, "On behalf of myself and the other members of the Board, we look forward to having MetVP and Peter's involvement as we move Direct Insite in to the global market place."

     "When we evaluated Direct Insite Corp.'s business, we determined that the combination of their innovative technology, sustainable value proposition and an experienced management team was a strong fit relative to our investment criteria," said MetVP Managing Partner, Peter Yunich. "Direct Insite has entered the Electronic Bill Presentment and Payment (EBP&P) market with a comprehensive offering that is being deployed globally, which offers a compelling value proposition to its users." Mr. Yunich added: "I personally look forward to working with Jim Cannavino and other members of Direct Insite's Board in molding the strategic direction for the company".

About Direct Insite Corp.:
Direct Insite Corp operates primarily as an Application Service Provider, generally referred to as an ASP, providing high volume data processing, analysis and graphical presentation tools for their customers. The Company's core technology, d.b.Express(TM), is a management information tool providing targeted access through the mining of large volumes of transactional data via the Internet. The Company has overcome a major Internet problem, that of high data volume and limited bandwidth, currently responsible for lengthy delays associated with data downloading. Data can be visually presented using the Company's patented data visualization technology. Additionally, Direct Insite now offers a complete outsourced Electronic Bill Presentment and Payment solution, as well as an Internet Customer Care tool set built on it's proprietary dbExpress technology. Through it's wholly owned subsidiary, Platinum Communications, Inc., the Company offers an integrated outsourced solution to better manage communication networks that includes order entry, workflow management, provisioning, rating, billing and analysis for both large Enterprise customers and communication service providers, currently marketed under the trade name AMS.

Headquartered in Bohemia, NY, with offices in Dallas, TX, and Chicago, IL, Direct Insite Corp. employs a staff of 65. For more information about Direct Insite Corp. call (631) 244-1500 or visit our web site at www.directinsite.com.


About Metropolitan Venture Partners:
Metropolitan Venture Partners (MetVP) is a private equity firm that invests in high growth technology-based businesses in the U.S. and Northern Europe; backing teams with the ambition to build enduring companies that address global markets.

Headquartered in New York City, MetVP focuses on using its extensive network to assist portfolio companies with transatlantic expansion. MetVP has the institutional backing of a global financial services firm, Man Group plc (FTSE:
EMG), the world's largest hedge fund manager with nearly $20 billion under management, and of renowned hedge fund manager Lawrence Hite, founder of Mint Investment Management Company.